EXHIBIT 12

                                THE FINOVA GROUP
            COMPUTATION OF RATIO OF INCOME TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                             (Dollars in Thousands)


                                                                Year Ended December 31,
                                           ------------------------------------------------------

                                              1996       1995       1994       1993       1992
                                           ------------------------------------------------------
Income from continuing operations before
  income taxes                              $185,822   $150,834   $122,863   $ 66,422   $ 50,593

Add fixed charges:
  Interest expense                           366,543    337,814    210,001    123,853    136,107

One-third of rent expense                      2,368      2,084      2,053      1,387      1,498
                                            --------   --------   --------   --------   --------

Total fixed charges                          368,911    339,898    212,054    125,240    137,605
                                            --------   --------   --------   --------   --------

Income as adjusted                          $554,733   $490,732   $334,917   $191,662   $188,198
                                            --------   --------   --------   --------   --------

Ratio of income to fixed charges                1.50       1.44       1.58       1.53       1.37
                                            ========   ========   ========   ========   ========

Preferred stock dividends on a pre-tax
basis                                       $          $          $          $  2,139   $  2,826

  Total combined fixed charges and
   preferred stock dividends                $368,911   $339,898   $212,054   $127,379   $140,431
                                            --------   --------   --------   --------   --------


Ratio of income to combined fixed charges
    and preferred stock dividends               1.50       1.44       1.58       1.50       1.34
                                            ========   ========   ========   ========   ========

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